Copano Energy, L.L.C.
News Release

FOR IMMEDIATE RELEASE	Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547

Ken Dennard / ksdennard@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600
COPANO ENERGY REPORTS
2006 FIRST QUARTER RESULTS
First quarter operating income grew 140%
HOUSTON — May 9, 2006 — Copano Energy, L.L.C. (NASDAQ: CPNO) today announced its financial results for the three months ended March 31, 2006.
     “We are pleased to announce a 140% improvement in Copano’s operating income to $15.3 million for the first quarter of 2006 as compared to the same period in 2005, primarily as a result of our acquisition of ScissorTail Energy effective August 1, 2005,” said John Eckel, Chairman and Chief Executive Officer of Copano. “More importantly, Copano’s first quarter operating income exceeded the pro forma prior year quarterly results by 29%.”
First Quarter Financial Results
     Revenue for the first quarter of 2006 increased approximately 69% to $214.0 million from $126.9 million in the first quarter of last year. Total gross margin increased from $14.6 million in the first quarter of 2005 to $36.5 million in the first quarter of 2006. Net income was $7.4 million, or $0.40 per unit on a diluted basis, for the first quarter of 2006 compared to net income of $5.4 million, or $0.51 per equivalent unit on a diluted basis, for the first quarter of 2005. The weighted average diluted units outstanding during the three months ended March 31, 2006 and 2005 totaled approximately 18.3 million and 10.6 million, respectively.
     Earnings before interest, taxes, depreciation and amortization, or EBITDA, for the first quarter of 2006 were $23.2 million, an increase of $15.0 million from EBITDA of $8.2 million for the first quarter of 2005. Distributable cash flow for the first quarter of 2006 (prior to any retained cash reserves established by Copano’s board) equaled $16.5 million, representing 150% coverage of the increased first quarter 2006 distribution of $0.60 per unit based on the number of units outstanding on May 1, 2006, the first quarter distribution record date. Copano recorded non-cash amortization expense related to purchased put derivatives of $2.3 million which has not been added back in the determination of distributable cash flow.

     EBITDA, total gross margin and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this press release.
Pro Forma First Quarter 2005 Financial Results
     For the three months ended March 31, 2005, pro forma consolidated revenue was $199.4 million and total gross margin was $30.0 million. Pro forma consolidated EBITDA for the three months ended March 31, 2005 was $19.6 million and pro forma consolidated net income was $2.9 million, or $0.17 per unit on a diluted basis. Pro forma EBITDA and total gross margin are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this press release.
     The preceding unaudited pro forma consolidated financial information of Copano for the three months ended March 31, 2005 gives effect to Copano’s acquisition of ScissorTail Energy, LLC as well as the concurrent issuance of equity and debt securities and related transactions to finance the acquisition and assumes that these transactions occurred on January 1, 2005. This pro forma information excludes non-recurring charges related to the write-off of the remaining debt issuance costs related to existing senior indebtedness prior to the acquisition of ScissorTail. These adjustments are based on currently available information and certain estimates and assumptions and, therefore, the actual effects of these transactions may differ from the effects reflected in the unaudited pro forma financial information. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of these transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial information. The unaudited pro forma consolidated financial information is not necessarily indicative of the consolidated financial condition or results of operations of Copano had these transactions actually been completed on January 1, 2005. Moreover, the unaudited pro forma consolidated financial information does not project the consolidated financial position or results of operations of Copano for any future period or at any future date.
First Quarter Operating Results by Business Segment
Mid-Continent Operations
     On August 1, 2005, Copano completed its acquisition of Tulsa-based ScissorTail Energy, LLC, a provider of natural gas midstream services in central and eastern Oklahoma. ScissorTail’s assets, which we refer to as our Mid-Continent Operations segment, include 3,345 miles of gathering pipelines, three processing plants and a majority interest in Southern Dome, LLC, which is engaged in the natural gas gathering and processing business and related operations in Oklahoma County, Oklahoma. During the first quarter of 2006, gross margin for this segment totaled $20.4 million and the Mid-Continent Operations segment gathered or transported an average of 164,502 MMBtu/d of natural gas on its pipelines, processed an average of 112,193 MMBtu/d of natural gas and produced an average of 9,926 barrels per day of NGLs. For the first quarter of 2005, the Mid-Continent Operations segment gathered or transported an average of 144,537 MMBtu/d of natural gas on its pipelines and processed an average of 97,940 MMBtu/d of natural gas and produced an average of 8,247 barrels per day of NGLs at its plants and third party plants.
Texas Gulf Coast Pipelines
     Texas Gulf Coast Pipelines is comprised of a series of gathering and intrastate transmission systems totaling 1,426 miles of natural gas pipelines, including 144 miles of pipelines owned by Webb/Duval Gatherers, an unconsolidated general partnership in which Copano owns a 62.5% interest.
     During the first quarter of 2006, the Texas Gulf Coast Pipelines segment gathered or transported an average of 350,352 MMBtu/d of natural gas on its pipelines, which included 230,996 MMBtu/d of natural gas on its wholly owned pipelines and 119,356 MMBtu/d on the Webb/Duval Gathering System, net of intercompany volumes. During the first quarter of 2005, this segment gathered and transported an average of 358,659 MMBtu/d of natural gas on its pipelines, which included 229,798 MMBtu/d of natural gas on its wholly owned pipelines and 128,861 MMBtu/d of natural gas on the Webb/Duval Gathering System, net of intercompany volumes.
     Gross margin for this segment in the first quarter of 2006 increased approximately 10% to $8.7 million compared to $7.9 million in the first quarter of 2005. The increase primarily resulted from higher average natural gas prices during the first quarter of 2006, which caused an increase in margins associated with Texas Gulf Coast Pipelines’ index price-related gas purchase and transportation arrangements.
Texas Gulf Coast Processing
     Texas Gulf Coast Processing includes the Houston Central Processing Plant, the Sheridan NGL pipeline that extends from the tailgate of the processing plant to the Houston area and a leased NGL pipeline that also extends from the tailgate of the processing plant to the Enterprise Product Partners’ Seminole Pipeline near Brenham, Texas.
     During the first quarter of 2006, the Texas Gulf Coast Processing segment processed an average of 513,083 MMBtu/d of natural gas, a 10% decrease, compared to 569,216 MMBtu/d during the first quarter of 2005. For the same period, the Houston Central Processing Plant produced an average of 13,601 barrels per day of natural gas liquids, or NGLs, compared to an average of 16,276 barrels per day during the first quarter of 2005.
     Gross margin for the Texas Gulf Coast Processing segment in the first quarter of 2006 increased to $7.1 million compared to $6.6 million in the first quarter of 2005. The increase in gross margin primarily resulted from higher NGL prices.

Unit Distributions
     On April 18, 2006, Copano announced a first quarter 2006 cash distribution of $0.60 per unit, or $2.40 per unit on an annualized basis, for all of its outstanding common and subordinated units. This distribution represents a 50% increase above the minimum quarterly distribution and will be paid on May 15, 2006 to holders of record of common and subordinated units at the close of business on May 1, 2006.
Conference Call Information
     On May 10, 2006, Copano will hold a conference call to discuss its first quarter 2006 financial results and recent developments at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). To participate in the call, dial (303) 262-2131 and ask for the Copano call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.copanoenergy.com, on the “Investor Overview” page of the “Investor Relations” section of Copano’s website. To listen to the live call on the web, please visit the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
     If you cannot listen to the live webcast, an archive will be available shortly after the call for a period of 90 days on the “Investor Overview” page of the “Investor Relations” section of Copano’s website. Additionally, a telephonic replay will be available through May 16, 2006 and may be accessed by calling (303) 590-3000 and using the pass code 11059408.
Use of Non-GAAP Financial Measures
     This press release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of EBITDA, total gross margin and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flows from operating activities or any other GAAP measure of liquidity or financial performance. Copano uses non-GAAP financial measures as measures of its core profitability or to assess the financial performance of its assets. The Company believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance.
     Copano defines EBITDA as net income plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is used as a supplemental financial measure by management and by external users of Copano’s financial statements such as investors, commercial banks, research analysts and others, to assess:
•	the financial performance of Copano’s assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of Copano’s assets to generate cash sufficient to pay interest costs and support indebtedness;

•	Copano’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     EBITDA is also a financial measure that, with certain negotiated adjustments, is reported to the Company’s lenders and is used to compute financial covenants under its credit facility. EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Copano’s EBITDA may not be comparable to EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as the Company does. Copano has reconciled EBITDA to net income and cash flows from operating activities.
     Total gross margin is defined as revenue less cost of sales. Cost of sales includes the following costs and expenses: cost of natural gas and NGLs purchased from third parties, cost of natural gas and NGLs purchased from affiliates, costs paid to third parties to transport volumes and costs paid to affiliates to transport volumes. Total gross margin consists of the sum of the individual segment gross margins. The Company views segment gross margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. The GAAP measure most directly comparable to segment gross margin is operating income.
     Distributable cash flow is defined as net income plus: (1) depreciation and amortization expense; (2) cash distributions received from investments in unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (3) reimbursements by pre-IPO unitholders of certain general and administrative expenses in excess of the “G&A Cap” provided under the Company’s limited liability company agreement; (4) the subtraction of maintenance capital expenditures; and (5) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income or loss for the period. Maintenance capital expenditures represent capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of the Company’s assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Distributable cash flow is a significant performance metric used by senior management to compare basic cash flows generated by the Company (prior to the establishment of any retained cash reserves by its Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important non-GAAP financial measure for unitholders since it serves as an indicator of the Company’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is net income.
     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in the Texas Gulf Coast region and in central and eastern Oklahoma.
     This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the Company, key customers reducing the volume of natural gas and natural gas liquids they purchase from the Company, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from the Company’s failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the Company’s Securities and Exchange Commission filings.
— tables to follow —

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2006	2005
	(in thousands, except per unit information)
Revenue:
Natural gas sales	$127,980	$78,141
Natural gas liquids sales	75,326	45,076
Transportation, compression and processing fees	3,820	2,697
Other	6,834	936

Total revenue	213,960	126,850

Costs and expenses:
Cost of natural gas and natural gas liquids	176,712	111,701
Transportation	769	598
Operations and maintenance	7,184	2,971
Depreciation and amortization	7,625	1,792
General and administrative	6,075	3,435
Taxes other than income	444	197
Equity in earnings from unconsolidated affiliates	(196)	(225)

Total costs and expenses	198,613	120,469

Operating income	15,347	6,381
Other income (expense):
Interest and other income	249	67
Interest and other financing costs	(8,183)	(1,023)

Net income	$7,413	$5,425

Basic net income per unit:(1)
Net income	$0.41	$0.51
Weighted average number of units(1)	14,657	7,061

Diluted net income per unit:(1)
Net income	$0.40	$0.51
Weighted average number of units(1)	18,326	10,639

(1)	Based on the weighted average units outstanding during the periods presented. The computation of diluted units outstanding for the three months ended March 31, 2006 includes dilutive employee unit options and dilutive restricted units issued to directors and employees.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Three Months Ended March 31,
	2006	2005
	($ in thousands)
Total gross margin(1)	$36,479	$14,551
Operations and maintenance expenses	7,184	2,971
Depreciation and amortization	7,625	1,792
General and administrative expenses	6,075	3,435
Taxes other than income	444	197
Equity in earnings from unconsolidated affiliates	(196)	(225)

Operating income	15,347	6,381
Interest and other financing costs, net	(7,934)	(956)

Net income (loss)	$7,413	$5,425

Segment gross margin:
Mid-Continent Operations	$20,435	$—
Texas Gulf Coast Pipelines(3)	8,650	7,939
Texas Gulf Coast Processing	7,147	6,612
Corporate	247	—

Total gross margin(1)	$36,479	$14,551

Segment gross margin per unit:
Mid-Continent Operations:
Pipeline throughput ($/MMBtu)(2)	$1.38	$—
Plant inlet throughput ($/MMBtu)(2)	$2.02	$—
NGLs produced ($/Bbl)(2)	$22.87	$—
Texas Gulf Coast Pipelines ($/MMBtu)(3)	$0.42	$0.38
Texas Gulf Coast Processing:
Inlet throughput ($/MMBtu)(4)	$0.15	$0.13
NGLs produced ($/Bbl)(4)	$5.84	$4.51

Volumes:
Mid-Continent Operations:
Pipeline throughput (MMBtu/d)(2)	164,502	—
Plant inlet throughput (MMBtu/d)(2)	112,193	—
NGLs produced (Bbls/d)(2)	9,926	—
Texas Gulf Coast Pipelines — throughput (MMBtu/d)(3)	230,996	229,798
Texas Gulf Coast Processing:
Inlet throughput (MMBtu/d)	513,083	569,216
NGLs produced (Bbls/d)	13,601	16,276

Capital Expenditures:
Maintenance capital expenditures	$1,850	$573
Expansion capital expenditures	7,063	500

Total capital expenditures	$8,913	$1,073

Operations and maintenance expenses:
Mid-Continent Operations	$3,868	$—
Texas Gulf Coast Pipelines	1,628	1,312
Texas Gulf Coast Processing	1,688	1,659

Total operations and maintenance expenses	$7,184	$2,971

(1)	Total gross margin is a non-GAAP financial measure. For a reconciliation of total gross margin to its most directly comparable GAAP measure, please read “Non-GAAP Financial Measures.”

(2)	Segment gross margin per unit amounts for the Mid-Continent Operations represent the segment gross margin divided by the pipeline throughput, inlet throughput or NGLs produced, as appropriate. Plant inlet throughput and NGLs produced represent total volumes processed and produced by the Mid-Continent Operations at all plants, including plants owned by the Mid-Continent Operations segment and plants owned by third parties. Plant inlet throughput averaged 72,049 MMBtu/d and NGLs produced averaged 6,566 barrels per day for the three months ended March 31, 2006 for plants owned by the Mid-Continent Operations segment.

(3)	Excludes results and volumes associated with our interest in Webb/Duval Gatherers. Gross volumes transported by Webb/Duval Gatherers were 119,356 MMBtu/d and 128,861 MMBtu/d, net of intercompany volumes, for the three months ended March 31, 2006 and 2005, respectively.

(4)	Represents the Texas Gulf Coast Processing segment gross margin divided by the total inlet throughput or NGLs produced, as appropriate.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2006	2005
	(in thousands)
Cash Flows From Operating Activities:
Net income	$7,413	$5,425
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,625	1,792
Amortization of debt issue costs	957	163
Equity in earnings from unconsolidated affiliates	(196)	(225)
Equity-based compensation	321	83
Other noncash items	(2)	(21)
Changes in assets and liabilities:
Accounts receivable	23,758	2,234
Accounts receivable from affiliate	(947)	(105)
Prepayments and other current assets	662	258
Risk management assets	2,338	—
Accounts payable	(18,031)	286
Accounts payable to affiliates	24	24
Other current liabilities	(1,067)	977

Net cash provided by operating activities	22,855	10,891

Cash Flows From Investing Activities:
Additions to property, plant and equipment and intangible assets	(10,557)	(1,073)
Investment in unconsolidated affiliate	(6,811)	—
Escrow cash	—	(5)
Other	(97)	—

Net cash used in investing activities	(17,465)	(1,078)

Cash Flows From Financing Activities:
Repayments of long-term debt	(258,000)	(4,000)
Proceeds from long-term debt	245,000	—
Repayments of short-term notes payable	(756)	—
Deferred financing costs	(6,239)	(67)
Distributions to unitholders	(10,081)	(2,115)
Capital contributions from pre-IPO investors	1,380	—
Proceeds from private placement of common units	25,000	—
Equity offering costs		(584)
Proceeds from option exercises	58	—

Net cash used in financing activities	(4,222)	(6,182)

Net increase in cash and cash equivalents	1,168	3,631
Cash and cash equivalents, beginning of year	25,297	7,015

Cash and cash equivalents, end of period	$26,465	$10,646

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2006	December 31, 2005
	(in thousands, except unit information)
ASSETS
Current assets:
Cash and cash equivalents	$26,465	$25,297
Accounts receivable, net	59,539	83,297
Accounts receivable from affiliate	977	—
Risk management assets	11,456	10,067
Prepayments and other current assets	1,812	2,474

Total current assets	100,249	121,135

Property, plant and equipment, net	534,859	532,320
Intangible assets, net	96,329	97,551
Investment in unconsolidated affiliates	14,878	7,901
Risk management assets	18,180	24,778
Other assets, net	14,285	9,065

Total assets	$778,780	$792,750

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Accounts payable	$76,029	$96,001
Accounts payable to affiliates	213	189
Notes payable	516	1,272
Other current liabilities	9,557	10,970

Total current liabilities	86,315	108,432

Long-term debt	385,000	398,000
Risk management and other noncurrent liabilities	5,089	4,515

Members’ capital:
Common units, no par value, 14,675,667 and 14,100,508 units issued and outstanding as of March 31, 2006 and December 31, 2005, respectively	318,644	297,592
Subordinated units, no par value, 3,519,126 units outstanding as of March 31, 2006 and December 31, 2005	10,379	10,379
Paid-in capital	5,769	4,068
Accumulated deficit	(17,609)	(14,941)
Deferred compensation	—	(3,949)
Other comprehensive loss	(14,807)	(11,346)

	302,376	281,803

Total liabilities and members’ capital	$778,780	$792,750

Non-GAAP Financial Measures
     The following table presents a reconciliation of the non-GAAP financial measures of (1) total gross margin (which consists of the sum of individual segment gross margins) to the GAAP financial measure of operating income, (2) EBITDA to the GAAP financial measures of net income and cash flows from operating activities and (3) distributable cash flow to the GAAP financial measure of net income for each of the periods indicated (in thousands, except unit information).

	Three Months Ended March 31,
		Pro Forma
	2006	2005	2005
Reconciliation of total gross margin to operating income:
Operating income	$15,347	$11,877	$6,381
Add: Operations and maintenance expenses	7,184	5,889	2,971
Depreciation and amortization	7,625	7,543	1,792
General and administrative expenses	6,075	4,540	3,435
Taxes other than income	444	376	197
Equity in earnings from unconsolidated affiliates	(196)	(225)	(225)

Total gross margin	$36,479	$30,000	$14,551

Reconciliation of EBITDA to net income:
Net income	$7,413	$2,885	$5,425
Add: Depreciation and amortization	7,625	7,543	1,792
Interest expense	8,183	9,134	1,023

EBITDA	$23,221	$19,562	$8,240

Reconciliation of EBITDA to cash flows from operating activities:
Cash flow provided by operating activities	$22,855		$10,891
Add: Cash paid for interest	7,226		860
Equity in earnings of unconsolidated affiliates	196		225
Risk management assets	(2,338)		—
Increase in working capital and other	4,718)		(3,736)

EBITDA	$23,221		$8,240

Reconciliation of net income to distributable cash flow:
Net income	$7,413	$2,885	$5,425
Add: Depreciation and amortization	7,625	7,543	1,792
Amortization of debt issue costs	957	1,231	163
Equity-based compensation	321	363	83
G&A reimbursement from pre-IPO unitholders	2,074	1,118	1,424
Unrealized losses on derivatives	143	—	—
Less: Equity in earnings of unconsolidated affiliates	(196)	(225)	(225)
Maintenance capital expenditures	(1,850)	(1,234)	(573)
Other	(2)	(21)	(21)

Distributable cash flow(1)	$16,485	$11,660	$8,068

Minimum quarterly distribution (“MQD”) at $0.40 per unit(2)	$7,333	$6,754	$4,234

Distributable cash flow coverage of MQD(2)	225%	173%	191%

Actual quarterly distribution (“AQD”)(2)(3)	$11,000	$7,091	$4,450

Distributable cash flow coverage of AQD(2)	150%	164%	181%

(1)	Prior to any retained cash reserves established by the Copano’s Board of Directors.

(2)	Includes distribution amounts for approximately 18.3 million units outstanding on the record date.

(3)	Actual quarterly distribution was $0.60 and $0.42 per unit for the three months ended March 31, 2006 and 2005, respectively.
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